Exhibit No. 10.1

AGREEMENT ENTERED INTO ON JANUARY 10, 2005

BETWEEN:	PROGINET CORPORATION, a corporation duly incorporated according to the laws of the state of Delaware, having its principal place of business at 200 Garden City Plaza, Garden City, New York 11530, USA

(“Proginet”)

AND:	BLOCKADE SYSTEMS CORP., a corporation duly incorporated according to the laws of Ontario, having its principal place of business at 2200 Yonge Street, Suite 1300 Toronto, Ontario, CANADA, M4S 2C6

(“Blockade”)

1.                                                  PREAMBLE

1.1   WHEREAS Proginet and Blockade have had discussions in connection with (a) the assignment by Blockade of certain assets and licenses; and (b) the provision by Blockade of certain other services to Proginet.

1.2   WHEREAS Proginet and Blockade wish to enter into a definitive agreement with respect to the subject matter hereof.

1.3     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

2.                                                  DEFINITIONS AND INTERPRETATION

2.1   In this Agreement:

2.1.1                                    “Accounts” has the meaning given it in Section 11.2.11;

2.1.2                                    “Affiliate” means, in respect of any party hereto: (i) any Person in which such party has a controlling interest or which has a controlling interest in such party; (ii) any Person who has a controlling interest in any Person contemplated by paragraph (i) of this Section 2.1.2; or (iii) any Person who is the partner of such party, but only where such Person is acting on behalf of the partnership of which they are both partners.  A Person is deemed to have a controlling interest in another Person where:

2.1.2.1     either of those Persons, directly or indirectly, beneficially owns or controls securities in the other that carry (or would carry if any option or right of conversion attached to such securities were exercised) more than fifty percent (50%) of the outstanding voting rights, whether those rights exist under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or

2.1.2.2     it possesses, directly or indirectly, the power to direct or cause the direction of the management, operations or policies of such other Person, whether through ownership of securities, by contract or otherwise;

2.1.3                                    “Agreement” means this agreement, all schedules attached hereto and all written amendments executed in accordance with Section 17.10 hereof;

2.1.4                                    “Assets” has the meaning set forth in Section 3.1.1, 3.1.2  3.1.3, 3.1.4 and 3.1.5.;

2.1.5                                    “Assignment” has the meaning given it in Sections 3.1.1 through 3.1.5;

2.1.6                                    “Business Day” means a day, other than a Saturday or Sunday, on which banks are open to transact business in New York and Toronto, Ontario.

2.1.7                                    “Claimant” has the meaning given to it in Section 12.3;

2.1.8                                    “Confidential Information” has the meaning given to it in Section 10.3 hereof;

2.1.9                                    “Customers” means those customers of the Software listed on Schedule 2.1.9;

2.1.10                              “Defaulting Party” has the meaning given it in Section 13.3;

2.1.11                              “Deferred Revenue Amount” means monies collected by or on behalf of Blockade prior to the Effective Date for obligations to be performed after the Effective Date by the licensor under the Customer Agreements.  Such monies will be prorated for the month based upon a thirty (30) day month;

2.1.12                              “Effective Date” means January 10, 2005;

2.1.13                              “Escrow Agreement” has the meaning given in Section 9 hereof;

2.1.14                              “Escrow Fund” has the meaning given it in the Escrow Agreement (Schedule 9);

2.1.15                              “GAAP” means generally accepted accounting principles in Canada, from time to time, applied on a consistent basis with prior periods;

2.1.16                              “Governmental Entity” means any foreign, Canadian federal and provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency; whether it be Canadian, American or Foreign;

2.1.17                              “Indemnifying Party” has the meaning given it Section 12.3;

2.1.18                              “Intellectual Property Rights” means: (i) any and all proprietary rights provided under: (a) patent law; (b) copyright law; (c) trade-mark law; (d) design patent or industrial design law; or (e) any other statutory provision or common law principle applicable to this Agreement, including trade secret law, which may provide a right in either: (A) ideas, formulae, algorithms, concepts, inventions or know-how generally; or (B) the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how; and (ii) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;

2.1.19                              “Customer Agreements” means all agreements between Blockade and Customers relating to the Software, including,  without limitation, license, maintenance and support agreements in each case to the extent identified on Schedule 2.1.9;

2.1.20                              “Customer Software” means the software, source code and documentation listed on Schedule 2.1.20(a) and (b);

2.1.21                              “Legal Requirement” means all applicable foreign, Canadian Federal and provincial, United States federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, judgments, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees, injunctions, or agreement of any Governmental Entity;

2.1.22                              “Liens” has the meaning given it in Section 3.1;

2.1.23                              “Losses” has the meaning given it in Section 12.1;

2.1.24                              “Maintenance Revenues” means monies collected and earned from Customers who have chosen and contracted to accept maintenance services relating to the Software.  For purposes of this Agreement, “Maintenance Revenue” will be calculated on a full calendar month basis and determined on the Effective Date;

2.1.25                              “Person” is to be broadly interpreted and includes, without limitation, an individual, body corporate, partnership, limited liability company, joint venture, trust, association, unincorporated organization, any governmental body, agency or authority or any other entity recognized by applicable law;

2.1.26                              “Professional Services Revenues” means monies collected and earned from Customers for services related to training and implementation of the Software

2.1.27                              “Proginet Indemnified Party” has the meaning given it in Section 12.2;

2.1.28                              “Representatives” means, in respect of either party to this Agreement, its directors, employees, accountants, and other authorized agents and representatives;

2.1.29                              “Receiving Party” has the meaning given it in Section 12.1;

2.1.30                              “Software” means the Customer Software and all improvements, enhancements and additions and including, but not limited to, any Intellectual Property based on the Customer Software;

2.1.31                              “Software Revenues” means monies collected and earned from Customers for Software for which they have contracted to license the use of the Software, excluding “Maintenance Revenues” per Canadian GAAP.

2.1.32                              “Source Code Escrow Agreement” has the meaning given it in Section 11.2.10;

2.1.33                              “Standard Customer Software License Agreement” means the license agreement attached hereto as Schedule 2.1.33;

2.1.34                              “Blockade Indemnified Party” has the meaning given it in Section 12.1;

2.1.35                              “Transfers” has the meaning given it in Section 3.1.1; and

2.1.36                              “Transition Plan” means the transition plan attached hereto as Schedule 2.1.36.

2.1.37                              “Vasco Token Revenues” revenues derived from sales of VASCO Tokens.

2.1.38                              “ETA” means Part IX of the Excise Tax Act (Canada), as amended from time to time.

2.1.39                              “GST” means the goods and services tax as levied under the ETA.

2.1.40                              “RSTA” means the Retail Tax Act (Ontario), as amended from time to time.

2.2                           If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, such action shall be valid if taken on or by the next succeeding Business Day.

2.3                           In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (New York City time) on the last day of the period.

However, if the last day of the period is not a Business Day, the period shall terminate at 5:00 p.m. (New York City time) on the next Business Day.

2.4       The following Schedules are incorporated into and form a part of this Agreement:

Schedule 2.1.9	• List of Customers of the Software; List of Customers with Maintenance Support as of the Effective Date

Schedule 2.1.20

• Software to be Acquired

Schedule 2.1.33

• Standard Software License Agreement

Schedule 2.1.36

•- Transition Plan

Schedule 3.1.4

• Distributor Agreement(s)

Schedule 3.1.5

• Other Assets Acquired

Schedule 3.1.6

• Operating Leases and Security Interests to be Assumed

Schedule 3.1.7

• Vasco Agreement

Schedule 3.1.8

• RSA Agreement

Schedule 3.3

• Joint Customer Notice

Schedule 3.11

• Accounts Prospects List

Schedule 4.1

• List of Staff to be Considered

Schedule 5.1.1

• Maintenance Revenues Adjusted

Schedule 5.1.2

• Software Revenues Adjusted

Schedule 5.1.3

• Vasco Token Revenues Adjusted

Schedule 5.1.4

• Professional Services Revenues Adjusted

Schedule 5.3.2

• Disputed Accounts

Schedule 5.10

• Purchase Price Allocation

Schedule 6.5.2

•Annual Maintenance Revenue ; Deferred Revenue Amount(s)

Schedule 6.6

• Form of Security Agreement

Schedule 8.3

• Facility Use

Schedule 9

• Form of Escrow Agreement

Schedule 10.4

• Joint Press Release

Schedule 11.2.1

• List of Patents and Trademarks

Schedule 11.2.2

• Exceptions to Ownership of Software

Schedule 11.2.7

• Certain Customer Agreements

Schedule 11.2.8

• Outstanding Commitments of Blockade

Schedule 11.2.10

• Software Escrow Agreement

Schedule 11.2.11

• Defaults; Consents

Schedule15.1

• Blockade Deliverables

Schedule 16.1.1

• Customer Relation Program

3.                                                  ASSIGNMENT OF SOFTWARE, CUSTOMERS AND OTHER AGREEMENTS

3.1.1                                    Blockade hereby sells, assigns, conveys, transfers and sets over unto (“Transfers”) Proginet free and clear of any and all liens, claims, charges, security interests or encumbrances of any kind whatsoever, except for those listed in Schedule 3.1.6  (collectively, “Liens”):

3.1.2                                    all of Blockade’s rights, title and interest in and to, and all of Blockade’s obligations and liabilities under the Customer Agreements, any goodwill associated with such Customer Agreements, and all books (limited to all excerpts therefrom relating to the Customer Agreements), records, documentation and collateral material relating thereto;

3.1.3                                    all of Blockade’s rights, title and interest in and to the Software and all books (limited to all excerpts therefrom relating to the Software) records, documentation, and collateral material relating thereto;

3.1.4                                    all of Blockade’s rights, title and interest in and to any and all Distributor Agreements, records, documentation, and collateral material relating thereto; as set forth in Schedule 3.1.4;.

3.1.5                                    all of Blockade’s equipment (other Assets) related to and necessary to support the day-to-day operations of the acquired assets on an as-is, where-is basis,

(a)                                  Computer hardware, networks, office equipment, etc. as listed in Schedule 3.1.5a

(b)                                 Blockade internally developed software as listed in Schedule 3.1.5b

(c)                                  Third party software as listed in Schedule 3.1.5c, for which licenses or rights to utilize this software will be transferred to Proginet from Blockade.

(the foregoing sale, assignment, conveyance and transfer is sometimes herein, collectively, referred to as the “Assignment”, and each of the assets and properties set forth in Sections 3.1.1, 3.1.2, 3.1.3,  3.1.4, 3.1.5, 3.1.7, and 3.1.8 are collectively herein referred to as the “Assets”);.

3.1.5.1       Blockade will not transfer the following assets:

• cash and any marketable securities

• accounts receivables (except as provided for herein in Section 7)

• tax and any scientific research credits

• pre-paid deposits paid by Blockade

3.1.6                                    Blockade hereby agrees to assign and Proginet agrees to accept the lease obligations as set forth on Schedule 3.1.6

(Note: Schedule 3.1.6 needs to also list out the security interests of the equipment vendors that        Proginet will need to assume for the transferred assets);

3.1.7                                    All of Blockade’s rights, title and interest in and to the VASCO Agreement, records, documentation and collateral material related thereto, as set for in the Schedule 3.1.7.;

3.1.8                                    All of Blockade’s rights, title and interest in and to the RSA Agreement, records, documentation, and collateral material related thereto, as set forth in Schedule 3.1.8.

3.2                           Proginet hereby accepts the Assignment, assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants and to pay and discharge all of the liabilities of Blockade to be observed, performed, paid or discharged from and after the Effective Date under the Agreement, including the Customer Agreements, Distributor Agreements, Lease Obligations for those leases assumed herein, Vasco Reseller Agreement, as specifically provided for in this Agreement.  Blockade agrees to compensate Proginet for all obligation specified in Section 11.2.8 that have a value due specified.

3.3                           Subject to the performance in full of Blockade’s obligations under Sections 3.1, 3.2 and 3.4, the parties will forward to each Customer via Certified Mail, the joint notice in the form attached hereto as Schedule 3.3 confirming the Assignment, to be sent out within two (2) days of the Effective Date of this Agreement.

3.4   Notwithstanding anything to the contrary contained in this Agreement, to the extent the sale, assignment, transfer or conveyance to Proginet of Blockade’s right, title and interest in and to the Customer Agreements would result in a breach of said Customer Agreements or would require any third-party consents which shall not have been obtained prior to the sixtieth (60th) day following the Effective Date (after Blockade’s commercially reasonable efforts to obtain them), this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof. If consents are not obtained from Customers who have Customer Agreements and from whom Maintenance Revenues were collected as of the Effective Date, as listed in Schedule 6.5.2, Blockade shall use commercially reasonable efforts to cooperate with Proginet in obtaining any commercially reasonable and lawful arrangements designed to provide to Proginet the full benefits of use of the respective Customer Agreements and the Software and, provided that Proginet receives such benefit of use thereof, Proginet shall satisfy all contractual obligations, if any, corresponding thereto.  Once such consents are obtained, Blockade shall promptly assign, transfer, convey and deliver such Customer Agreements and Software to Proginet for no additional consideration.  To the extent that any such Customer Agreements and Software cannot be transferred or the full benefits of use of any such Customer Agreements and Software cannot be provided to Proginet following the Effective Date, then Proginet and Blockade shall enter into such arrangements for no additional consideration from Proginet (including sublicensing, subleasing or subcontracting to the extent permitted) to provide Proginet the economic (taking into account tax costs and benefits) and operational equivalent of obtaining such consents.

3.5                     Notwithstanding Section 3.4, Blockade will use commercially reasonable efforts to obtain consents from Customers where such are required in accordance with the terms of the Customer Agreements.  Proginet shall not be required to pay any amounts in connection with obtaining such consents.

3.6   Proginet acknowledges that Blockade has not given any promises or warranties to the effect that any of the Customers will renew their Customer Agreements or will remain as customers of Proginet.  Except as set forth on Schedule 15.1, Blockade acknowledges that it does not know of any fact after due diligence that indicates that any of the Customers will not renew their Customer Agreement or will not remain customers of Proginet.

3.7   Proginet will invoice its customers on a diligent basis from the Effective Date for the performance of maintenance obligations under the Customer Agreements and will use its best efforts to collect Maintenance Revenues.

3.8   Proginet shall accept the Transfer of each agreement that exists as of the Effective Date between any distributor of Blockade, to the extent such agreements relate to the Software.

3.9   Blockade hereby agrees to terminate the Source Code Escrow Agreement promptly (and in any event within 10 days) after the date hereof.

3.10 Proginet hereby agrees that until payment in full of all amounts under Section 5.1, it shall not amend the Customer Agreements to materially diminish the value of such Customer Agreements.

3.11 Blockade represents that the Prospects List presented as Schedule 3.11 is a current, complete and reasonable representation of customer prospects currently considering licensing software, purchasing tokens, or professional services from Blockade.

4.                                                  STAFFING

4.1   At the time of the transaction, Blockade will transition to Proginet six (6) employees. Blockade will not provide severance for transitioned employees.  See Schedule 4.1(a) for list of employees to be considered for positions at Proginet.  Until the six employees are hired by Proginet, Proginet will deposit $75,000 Canadian with the Escrow Agent, to be released by Escrow agent to Proginet upon Proginet’s providing copies of signed acceptance letters from six Blockade employees who have been hired.

4.2   The employees to be offered employment by Proginet must meet all requirements for employment at Proginet, however, Blockade is not responsible for ensuring that these requirements are met.  Benefits available to existing Proginet employees will be made available to such new employees.  All previous benefits provided by Blockade will expire upon their last day of employment at Blockade, or the Effective Date, including benefits related to the Blockade Stock Option Plan or any other benefits.  Blockade is responsible to satisfy all its obligations to such prior employees and is responsible for compliance with all Canadian law in their treatment of such employees.

4.3   Proginet will allow employees hired who had been employed by Blockade, to compile information for the filing and submission of the 2004 SRED claims, as necessary.  The actual filing of all forms must be done by Blockade.  All such work related to such filing must be performed prior to June 30, 2005.

4.4   Apart from the commitments set out in this Section 4, Proginet shall have no responsibilities for or obligations to any other Blockade employees.  Blockade shall have sole responsibility for satisfying all termination obligations to its employees in accordance with Ontario law.

5.                                                  CONSIDERATION

Proginet, in consideration of the Assignment by Blockade, the performance by Blockade of each of its undertakings hereunder or in connection herewith including, the Transition Plan (Specified in Schedule 2.1.36) and the Customer Relations Plan (Specified in Schedule 16.1.1), agrees to pay the “Purchase Price” to Blockade (or to a third party as directed by Blockade) pursuant to Section 6 the amount as specified herein.

5.1   Fixed Compensation

5.1.1                                    The amount equal to 1.2 times the “Maintenance Revenues” produced in fiscal year 2004 (ended September 30, 2004) as adjusted and presented on Schedule 5.1.1.

5.1.2                                    The amount equal to 1.5 times the “Software Revenues” for new licenses produced in fiscal year 2004 (ended September 30, 2004) as adjusted and presented on Schedule 5.1.2.

5.1.3        The amount equal to 0.5 times the net income derived from “Vasco Tokens Revenues”(minus Cost of Goods Sold) produced in fiscal 2004 (ended September 30, 2004) as adjusted and presented on Schedule 5.1.3.

5.1.4        The amount equal to 0.5 times the Professional Services Revenues earned in fiscal year 2004 (ended September 30, 2004) as adjusted and presented on Schedule 5.1.4.

5.1.5        The fixed purchase price in 5.1 is increased by $60,000  as Additional Consideration.

5.1.6        The Purchase Price value is calculated to be the sum based upon 5.1.1, 5.1.2, 5.1.3 5.1.4, 5.1.5, 6.5.2 and 11.2.8 calculated as follows

Schedules	Variable				Canadian $

	Payment Due	=	P	=
5.1.1:	“Maintenance Revenues”	=	a	=
5.1.2:	“ Software Revenues”	=	b	=
5.1.3:	“Vasco Token Revenues”	=	c	=
5.1.4:	“Professional Services Revenues”	=	d	=
	“Additional Consideration”	=	s	=	$60,000
6.5.2:	“Deferred Revenues”	=	e	=
11.2.8:	“Outstanding Commitment”	=	f	=
5.3.2	Disputed Accounts	=	g	=	$215,000

Payment due at close to Blockade is calculated as follows:

P = 1.2a + 1.5b +.5c + .5d + s - e -f + g

P = 1.2 ($1,965,779) + 1.5 ($549,221) + .5 ($186,106) +.5($234,206)+ ($60,000) - ($(835,463)) - ($28,612) + $215,000 = $2,803,849

5.2   Incentive Compensation

For purposes of calculation and auditability of the incentive compensation, the periods covered in Sections 5.2.1, 5.2.2 and 5.2.3 will be based upon 12 month periods beginning February 1, 2005.

5.2.1        “Software Revenues” greater than $1,011,000 each year (12 month period) will earn an incentive of 30% of the excess in revenue for each 12 month period for the next three years from the Effective Date, up to a maximum payment of $1,200,000 in aggregate.

5.2.2        “Maintenance Revenues” greater than $2,159,000 each year (12 month period) will earn an incentive of 20% of excess revenue for each 12 month period for the next three years from the Effective Date, up to a maximum payment of $650,000 in aggregate.

5.2.3        The net income on “Vasco Token Revenues” (minus COGS) will be split 50/50 between Proginet and Blockade for two years after the Effective Date.  Payment for Vasco Token Revenues will be paid annually per the terms specified in Section 6.

5.3   Additional Compensation

5.3.1        Additional compensation will be provided to Blockade upon John Deere renewing the Annual Maintenance contract with Proginet, effective October 12, 2005, provided that the Annual Maintenance contract revenue amount exceeds $85,000 U.S.  Proginet will compensate Blockade on any maintenance monies billed to John Deere and collected in excess of the $85,000 U.S. up to an additional amount of $35,000 U.S.  Proginet will compensate Blockade at 1.2 times the amount if such excess is collected by January 10, 2006.

5.3.2        Proginet will provide additional compensation to Blockade within 60 days of the Effective Date for Disputed Accounts, if additional compensation is determined to be due per the terms of this Section 5.3.2.

There are three Disputed Accounts,  as identified on Schedule 5.3.2.

For Disputed Accounts included on Schedule 5.3.2 Blockade and Proginet will have their respective auditors evaluate these transactions to determine if they can be recognized as Software Revenue and/or Maintenance Revenue for Blockade’s fiscal year ended September 30, 2004.

If both audit firms agree on the treatment, then their decision is final.  If both parties disagree then the value of the transaction will be reduced by 50%.  All such monies, if any, will then result in an adjustment to the purchase price per the formula in Section 5.

5.4   Within thirty (30) days following the 12 month period subsequent to the Effective Date and for a subsequent two twelve month periods, , Proginet shall furnish Blockade with a statement for each such period, disclosing all Revenues derived from the Software during such period certified by an officer of Proginet.  Such revenues shall be segregated for each of Software Sales, Maintenance Revenues, VASCO Token Revenues (minus COGS)and Professional Services Revenues related to the Software.

5.5   Blockade will provide space to Proginet per the terms of Section 8.3 herein.  Proginet will compensate Blockade at a fixed cost of $3,000 (Canadian) per month.

5.6   Subject to the terms and conditions set forth herein all amounts which become due to Blockade pursuant to the terms hereof shall bear interest from their respective due date at an annual rate of interest equal to twelve percent (12%), if not paid within 15 days of due date.

5.7   Proginet shall keep accurate and complete books and records relating to the Assignment in order that the amounts payable hereunder may be accurately determined and the statements furnished by Proginet hereunder verified.  Such books and records shall be made available to Blockade no more than three (3) times during the three (3) years period immediately following the Effective Date upon reasonable notice and at reasonable times during such period for inspection and/ or audit by any duly authorized representatives of Blockade.  Whenever any such inspection and/or audits discloses an understatement, in excess of ten percent (10%), of the payments due by Proginet hereunder, all reasonable expenses in connection with such inspection and/or audit shall be paid by Proginet to Blockade on demand.  In addition, Proginet shall immediately pay to Blockade all amounts due and unpaid hereunder in the event of any understatement, together with interest thereon at the rate set forth in Section 5.6 hereof, without prejudice to any rights which Blockade may have in the circumstances.  Within ninety (90) days after the end of the first anniversary of the Effective Date, Proginet shall submit to Blockade a detailed statement prepared by Proginet at Proginet’s cost (and, if reasonably requested by Blockade, confirmed by Proginet’s independent public accountants) certifying the Revenues specified in Section 5.2, for such calendar year.

5.8   Blockade’s receipt of any statement furnished pursuant hereto or its acceptance of any sum paid hereunder shall not constitute a waiver of either party’s obligations or either party’s rights hereunder or at law.

5.9   Blockade acknowledges that Blockade Systems Corporation has utilized the services of Converge Capital Inc. (Converge) 60 StateStreet, Suite 700, Boston, MA  02109 and Mr. Jim Stone CEO and Managing Partner at 617-371-2930 as an agent/broker in facilitating the transition contemplated by this agreement.  Blockade further acknowledges that it is fully responsible for all fees, expenses and any other forms of compensation to Converge for their efforts in facilitating this transaction.

5.10 Within 60 days after the Effective Date, Blockade and Proginet shall cooperate in the preparation of an allocation of the purchase consideration (and all other capitalized costs) among the Assets acquired hereunder in accordance with U.S. Internal Revenue Code §1060 and the U.S. Department of Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  Blockade and Proginet and their affiliates shall report, act and file tax returns (including, but not limited to U.S. Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation.. Neither Blockade nor Proginet shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law. Costs shall be borne by Proginet and Blockade for their respected costs.

Blockade and Proginet agree that the Allocation of purchase price shall be as indicated on Schedule 5.10.  Both parties agree that they will use such allocation for their compliance with all applicable regulations.

5.11 Proginet hall be liable for and shall pay all taxes properly payable by it in connection with the transfer, assignment and sale of Assets.

GST Election. Proginet and Blockade agree to jointly elect under Section 167(1) of the ETA that no tax be payable pursuant to the GST legislation with respect to the sale under this Agreement.  Proginet and Blockade further agree to make such election in prescribed form containing the prescribed information pursuant to the GST legislation.  Proginet will file the joint election with the retun required to be filed by Proginet under the GST election for its reporting period in which the sale is made in compliance with the requirements of the GST legislation.

Retail Sales Tax. Proginet and Blockade agree that the sale of the Assets is a sales outside of the ordinary course of Blockade’s business, that Blockade is not a “vendor” as that term is defined in the RSTA and, as a result, Blockade is not required to levy, collect or remit Ontario retail sales tax on the sale of any portion of the Assets.  Proginet acknowledges its obligation to self-assess and remit any Ontario retail sales tax that may be payable under the RSTA in respect of the transfer, assignment and sales of the Assets.

6.                                                  PAYMENT TERMS - Proginet will make payment to Blockade in Canadian dollars for the purchase price as follows:

6.1   Payment 1: Upon execution of the agreement, a payment of 80% of the amount calculated in Section 5.1.6 (Canadian) will be made to Blockade, with the remaining 20% to be placed into an Escrow Account, with Escrow Agent, pursuant to Section 9 hereof.

6.2   Payment 2: After 60 days from the Effective Date, a reconciliation will be completed for all responsibilities and obligation of both parties.  Proginet will direct the Escrow Agent to remit all monies due to Blockade per the Escrow Agreement (Schedule 9) within fifteen (15) days of this reconciliation.

6.3   Payments 3: thru 5: At the end of each of the next three 12 month periods from the transaction date, Proginet will make incentive payments to Blockade per paragraphs 5.2.1, 5.2.2 and 5.2.3, within 30 days of each 12 month period.

6.4   If Blockade qualifies for predetermined incentive payments and such payments are not paid by Proginet within the 30-day period, unpaid incentive compensation will earn interest at a compound annual rate of 12%.

6.5   The amount payable under in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, and 5.1.5 will be partially satisfied as follows:

6.5.1                                    Subject to Section 5.1, a portion of the Escrow Funds will be used to satisfy the payment due under Section 6.2.  .

6.5.2                  The amounts payable under Sections  5.1 and as calculated in Section 5.1.6 will be reduced by the Deferred Revenue Amount.  The Deferred Revenue Amount will be calculated on the Effective Date and included on Schedule 6.5.2 attached hereto.

6.6   Each of Proginet and Blockade hereby agrees to execute and deliver concurrently herewith a security agreement in substantially the form of Schedule 6.6 attached hereto.

7.                                                  ADJUSTMENTS

7.1   As of the Effective Date hereof:

7.1.1                                    Blockade shall remit to Proginet within ten (10) days of its receipt thereof, monies collected by or on behalf of Blockade after the Effective Date relating to Customer Agreement “Maintenance Revenues” invoices issued to Customers and Distributors by Blockade prior to the Effective Date (the “Blockade Post Closing Collections”); provided that the Blockade Post Closing Collections shall be reduced by an amount equal to Blockade’s earned maintenance (prior to the Effective Date) of the annual maintenance amount defined in the applicable Customer Agreement.

7.1.2                                    Proginet shall remit to Blockade within ten (10) days of its receipt hereof, monies collected by or on behalf of Proginet after the Effective Date relating to Customer Agreement invoices issued to Customers and Distributors by Blockade prior to the Effective Date (the “Proginet Post Closing Collections “); provided that the Proginet Post Closing Collections shall be reduced by an amount equal to Maintenance Revenues not earned by Blockade prior to the Effective Date of the annual maintenance amount defined in the applicable Customer Agreement.

8.                TRANSITION PLAN

8.1           The assignment of the Software shall be undertaken in accordance with this Agreement, the Transition Plan and Schedule 2.1.38.

8.2     Proginet as of the Effective Date will invoice Customers and all future users of the Software (and all its derivatives and modified or improved versions) directly, and become solely responsible for matters related to billings including, but not limited to, invoicing and collections.

8.3     Blockade will make available space at its existing facility to accommodate a staff of six with all office equipment and other capabilities and resources as specified on Schedule 8.3. Proginet will provide services identified in the Transition Plan at no cost to Blockade.

9.             ESCROW             For purposes of offset to any other monies due to Proginet from the reconciliation and for indemnifying Proginet from any breach by Blockade of its representations, warranties, or coverents contained in this agreement $(CDN) $635,770 or (U.S) $514,624 of the purchase considerations shall be delivered to Moses & Singer LLP as escrow agent such amount to be held pursuant to the terms of an Escrow Agreement in substantially the form of Schedule 9 attached hereto by and among Proginet, Blockade and the Escrow Agent (the “Escrow Agreement”).

Blockade agrees to provide all PPSA (Personal Property Security Act) forms for all liens against assets being transferred in this transaction.  Proginet reserves the right to authorize the use of any Escrow Funds to offset any bona fide liens/liabilities not satisfied by Blockade within the 30 days after the “Effective Date” and accordingly reduce future remittance that would be due.

10.          NON-COMPETE; NON SOLICITATION

10.1   Neither party shall disclose or use, and each of the parties shall cause its Representatives not to disclose or use, during the term of this Agreement and for a period of three (3) years following termination of this Agreement, any Confidential Information (as defined below) furnished, or be furnished, to it (the “Receiving Party”) or its Representatives by the other party (the “Disclosing Party”) or its Representatives in connection herewith at any time or in any manner other than in connection with the transactions contemplated by this Agreement except as required by public companies disclosure requirements, and except to their respective lenders, investors, accountants, counsel, and advisors on a need to know basis.  Without limiting the generality of the foregoing, the Receiving Party undertakes that it shall not use, provide, furnish, disclose or permit the use, provision, furnishing or disclosure of any part of the Confidential Information except as permitted hereunder, and further agrees that:

10.1.1          the Confidential Information shall be disclosed to only those Representatives of the Receiving Party who require access to same for the purposes permitted hereunder and who have a “need to know” same in furtherance of such purposes.  In connection therewith, the Receiving Party shall apprise all of its Representatives of the obligations contained herein prior to the disclosure to them of any part of the Confidential Information; and

10.1.2                it shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to preserve the secrecy and confidentiality of the Confidential Information.

10.2     Notwithstanding Section 10.1.1, in the event that the Receiving Party or any of its Representatives are required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or otherwise by law) to make any disclosure of the Confidential Information, the Receiving Party will provide Disclosing Party with prompt written notice so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or its Representatives are nonetheless, in the written opinion of counsel, legally compelled to make a disclosure of any of the Confidential Information, the Receiving Party or its Representatives may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Receiving Party or its Representatives is legally required to be disclosed.  Notwithstanding anything to the contrary contained herein, Proginet shall not be required to hold as confidential any Confidential Information relating to the Assets.

10.3   For purposes of this Agreement, “Confidential Information” means any and all material and information of a Disclosing Party or any of its Affiliates which has or will come into the possession or knowledge of the Receiving Party or any of its Affiliates in connection with or as a result of entering into this Agreement including information concerning the Disclosing Party’s past, present and future customers, suppliers, technology, and business. For the purposes of this definition, “information” and “material” includes know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever.  Notwithstanding the foregoing, “Confidential Information” does not include the following information:

10.3.1      information which is in the public domain when it is received by or becomes known to the Receiving Party or which subsequently enters the public domain through no fault of the Receiving Party (but only after it enters the public domain);

10.3.2      information which is already known to the Receiving Party at the time of its disclosure to the Receiving Party by the Disclosing Party and is not known by the Receiving Party to be the subject of an obligation of confidence of any kind;

10.3.3      information which is independently developed by the Receiving Party without any use of or reference to the Confidential Information of the Disclosing Party and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; and

10.3.4      information which is received by the Receiving Party in good faith without an obligation of confidence of any kind from a third party who the Receiving Party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Receiving Party subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received.

10.4   Each party will submit to the other party, for its prior written approval, which will not be unreasonably withheld or delayed, any press release or any other public statement regarding the transactions contemplated hereunder; provided, however, that any disclosure required pursuant to the U.S. securities laws shall not be subject to the provisions of this Section 10.4.  The parties will co-operate to circulate, a press release announcing the relationship described herein within 48 hours of the execution of this Agreement by both parties, as set forth on Schedule 10.4.

10.5   DELETED

10.6   Until the second anniversary of the Effective Date, Blockade, shall not, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, employ or engage as an independent contractor or attempt to employ or so engage or solicit for employment or such engagement or enter into any contractual arrangement with any employee or former employee or independent contractor of Proginet (including, without limitation the Blockade employees who are being transferred to Proginet).  The provisions of this section shall not apply to any former employee or independent contractor of Proginet if 12 months have elapsed since the last date such former employee or independent contractor was so employed or engaged by Proginet.

10.7   Until the second anniversary of the Effective Date, Blockade, shall not (i) directly or indirectly, engage in, have any interest in or engage in any transaction with, any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in the business conducted by Blockade prior to the Effective Date (or any aspect thereof), or any business comparable or competitive with such business in Canada; provided, however, that nothing contained herein shall be deemed to prevent or restrict Blockade, from owning up to 1% of the shares of any class of capital stock of any corporation whose shares are listed on a national securities exchange or are regularly traded in the over-the-counter market so long as Blockade does not , (i) actively participate or engage in the conduct of the business of any such other corporation, or (ii) directly or indirectly, solicit business from any person or entity that was a Customer of Blockade at any time prior to the Effective Date.

10.8   The parties recognize and agree that if for any reason any of the provisions of Section 10 are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation of the provisions of Section 10.  In the event that any action should be brought in equity to enforce the provisions of Section 10, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

11.          REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1   Each party represents and warrants to the other party that:

11.1.1      such party has the full corporate right, power and authority to enter into this Agreement, and to perform the acts required of it hereunder;

11.1.2      the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement, instrument or other document to which such party is a party or by which it is otherwise bound;

11.1.3      when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and all necessary corporate action has been taken to effect the same;

11.1.4      there are no pending or threatened claims, proceedings or suits against such party which, if adversely determined, would have a material adverse effect on the other party’s ability to carry out its obligations or to grant its rights under the Agreement;

11.1.5      it is not relying on nor does it make any representations, warranties or agreements relating to the subject matter hereof not expressly provided for in this Agreement;

11.1.6      it possess all authorizations, approvals, consents, licenses, permits, certificates or other rights and permissions necessary to effect the assignment hereunder including, without limitation, with respect to securities matters, if applicable; and Blockade has obtained all necessary shareholder approval in connection with the transactions contemplated hereby, Blockade will provide a certified resolution of the Board of Directors authorizing this transaction.

11.1.7      its execution and delivery of this Agreement and the performance by it of its obligations hereunder will not contravene, breach or result in any default under any Legal Requirement.

11.1.8      Other than respect to fees payable by Blockade to Converge Capital, neither party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which they could become liable or obligated.

11.2   Blockade further represents and warrants and covenants to Proginet that,11.2. 0.1 Except for the specific representations and warranties listed below, all Assets being transferred to Proginet under this Agreement are being transferred on an as-is, where-is basis. All of the Assets being transferred to Proginet pursuant to this Agreement are located in the province of Ontario, Canada.  Blockade has good and marketable title to, or a valid leasehold interest in, or otherwise have the right to use, the properties and assets used by it, free and clear of all Liens.  Without limiting the generality of the foregoing, Blockade has good and marketable title to all of the Assets acquired hereunder, free and clear of any Liens or restriction on transfer, except for assets listed in Schedule 3.1.6.  Blockade is not in default of any of its current lease obligations and will continue to meet all such lease obligations.

11.2.1      Schedule 11.2.1 contains a complete and correct list of all Intellectual Property including without limitation, applications for and/or registrations relating to the Software including, without limitation, all US and Foreign patents, trademarks, applications to register Trademarks, internet domain names and registered U.S. Copyrights owned by Blockade and have been properly maintained and renewed in accordance with all applicable provisions of all Legal Requirements. Blockade herein agrees to the transfer of all Trademarks and other intellectual property included on Schedule 11.2.1.

11.2.2      Except as set forth on Schedule 11.2.2, Blockade is the sole legal and beneficial owner of all rights, title and interest in and to the Software fee and clear of any Liens.  Blockade’s rights in and to the Software are freely assignable by it including the right to create derivative works.  As of the date of this Agreement except as set forth in Schedule 11.2.2, Blockade is under no obligation to pay any royalty, license fee or other similar consideration to any third party or to obtain any approval or consent for use of the Software.  None of the Software owned by Blockade is subject to any outstanding judgment, order, decree, or injunction issued by a court of competent jurisdiction or settlement agreement; no compliant, action, suit, proceeding, or hearing, is pending or no charge, investigation, claim or demand, is threatened, which challenges the legality, validity, enforceability, or ownership of any of the Software owned by Blockade;

11.2.3      Blockade does not know any reason why Proginet would not be able to continue to own, use, license or sub-license the Software without infringing any enforceable intellectual property rights of any third party;

11.2.4      No Assets constituting Intellectual Property Rights, (i) infringes any Assets constituting Intellectual Property Rights or other proprietary right of any person or would give rise to an obligation to render an accounting to any person as a result of co-authorship or convention or (ii) otherwise violates any applicable law or regulation.  Blockade has received no written notice of any adversely held Intellectual Property Rights alleging or threatening to assert that Blockade’s use of the Software infringes upon or is in conflict with any Intellectual Property Rights or other proprietary rights of any third party.  Blockade has no knowledge of any substantial basis for any charge, claim, suit or action asserting any such infringement or asserting that Blockade does not have the legal right to use the Software;

11.2.5      Blockade has used reasonable efforts to diligently protect its rights in the Software, and there have been no acts or omissions by Blockade, the result of which would be to materially compromise the rights of Blockade to apply for or enforce appropriate legal protection for the Software.  No former employees or independent contractors of Blockade have any claim or right to any of the Software necessary for the lawful conduct of Blockade’s business as now conducted.

11.2.6      Blockade expressly agrees to execute, acknowledge and deliver, such documents and other instruments as may be requested by Proginet acting reasonably at Proginet’s cost to evidence or effectuate the sale, assignment, transfer, conveyance and delivery of all right, title and interest to the Software of Proginet.

11.2.7      Schedule 11.2.7 discloses a correct and complete list of the top twenty revenue producing Customer Agreements entered into by Blockade.  Proginet acknowledges that it has reviewed the agreements and is satisfied with the terms of these agreements.

11.2.8      Except as disclosed in Schedule 11.2.8, there are no outstanding commitments of Blockade whereby Blockade has made prior commitments to deliver software or services which remain unfulfilled as of the Effective Date, as part of any Customer Agreement. These do not include the provision of ongoing maintenance services for which Maintenance Revenues are collected.

11.2.9 Each of the insurance policies (including correct and complete copies of certificates of insurance relating thereto) owned by Blockade or its affiliates relating to the Assets including, without limitation, errors and omissions policies remains in full force and effect, all premiums due thereunder as of the Effective Date have been paid in full and no claim has been made under any of such policies.

11.2.10 Attached hereto as Schedule 11.2.10 is a correct and complete copy of the Agreement between Blockade and their software escrow agent (DSI )relating to the escrow of the Customer Software source code (the “Source Code Escrow Agreement”).  The consummation of the transactions contemplated by this Agreement do not violate any provisions of such agreement.  As of the date hereof, no Person has made any claim relating to or arising out of such agreement with respect to the Customer Software source code.

11.2.11 Attached hereto as Schedule 6.5.2 is a correct and complete list of the deferred revenue balance of each customer as of Effective Date as well as other customer information including but not limited to, the customer’s effective maintenance period, the last billed amount in original currency and the respective amounts owed by such customers.  There is no contest, claim or set-off by any obligor of any of the outstanding accounts receivable relating to the Customer Agreements (the “Accounts”) relating to the amount or validity of such Accounts, except as specified on Schedule 11.2.11.

11.2.12    Proginet waives compliance with the Ontario Bulk Sales Act in respect of this transaction.  Blockade shall cause all of its creditors, including a release of liability by all investors to be paid on or before the Effective Date and will provide evidence satisfactory to Proginet of the same. Except as set forth in Schedule 11.2.11, (i) there is not, and to the best knowledge of Blockade there has not been, claimed or alleged by any Person with respect to any Customer Agreement, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of either Blockade or, to the best knowledge of Blockade, on the part of any other party thereto and (ii) no consent, approval, authorization or waiver from or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Customer Agreements, other than such consents, approvals, authorizations and waivers that are listed on Schedule 11.2.11 and have been obtained and are unconditional and in full force and effect and such notices that have been duly given, and copies of such consents, approvals, authorizations, waivers and notices have been delivered to Proginet.

11.2.13 No representation or warranty of Blockade contained in this Agreement, and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of Blockade to Proginet or any of its Representatives pursuant hereto (including the Schedules hereto), contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statement herein or there in, taken as a whole, not misleading.

11.3   Proginet further represents and warrants to Blockade that it has (and it shall utilize) the required skills, expertise, experience and resources required to carry out its obligations pursuant to this Agreement, and within the timeframe required.

12.          INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1   Proginet agrees to indemnify, defend and hold Blockade and its Representatives (collectively, the “Blockade Indemnified Parties”) harmless from and against any and all claims, demands, liabilities, damages, losses (including diminution in value), costs and expenses (including the cost of settlement, reasonable legal and accounting fees and any other expenses for investigating or defending any action, suit or other proceeding, actual or threatened) (collectively, the “Losses”) arising out of or in connection with:

12.1.1      the failure by Proginet to perform any of its obligations hereunder or any breach of any representation or warranty made by Proginet hereunder or in respect of any claim made based upon facts alleged which, if true, would constitute such a breach;

12.1.2      any claim arising from events occurring after the Effective Date by any Customer and relating to or arising out of the Software or the other Assets, except for any claim made by a Customer related solely to the assignment by Blockade to Proginet in accordance with this Agreement of the Customer Agreement to which such Customer is a party;

12.1.3      any action, suit or other proceeding, or other compromise, settlement or judgment, relating to any of the foregoing matters with respect to which any of the Blockade Indemnified Parties is entitled to indemnification under Section 12.1.1 or Section 12.1.2; provided in each case that such Blockade Indemnified Party gives prompt notice thereof to Proginet, allows Proginet to defend, compromise or settle same and gives Proginet all available information, reasonable assistance and authority to enable Proginet to do so.

12.2         Representations made in this agreement by Blockade will survive for a period of 1 year following the Effective Date. Blockade agrees to indemnify, defend and hold Proginet and its Representatives (collectively, the “Proginet Indemnified Parties”) harmless from and against any and all claims, demands, liabilities, damages, losses (including diminution in value), costs and expenses (including the cost of settlement, reasonable legal and accounting fees and any other expenses for investigating or defending any action, suit or other proceeding, actual or threatened) (collectively, the “Losses”) arising out of or in connection with:

12.2.1 the failure by Blockade to perform any of its obligations hereunder or any breach of any representation or warranty made by Blockade hereunder or in respect of any claim made based upon facts alleged which, if true, would constitute such a breach;

12.2.2      any claim arising from events occurring on or prior to the Effective Date by any Customer or other Person relating to or arising out of the Software or other Assets, except for any claim made by a Customer related solely to the assignment by Blockade to Proginet in accordance with this Agreement of the Customer Agreement to which such Customer is a party.

12.2.3      any action, suit or other proceeding, or other compromise, settlement or judgment, relating to any of the foregoing matters with respect to which any of the Proginet Indemnified Parties is entitled to indemnification under Sections 12.2.1 or 12.2.2; provided that in connection therewith such Blockade Indemnified Party gives prompt written notice thereof to Proginet, allows Proginet to defend, compromise or settle same and gives Proginet all available information, reasonable assistance and authority to enable Proginet to do so.

12.3   If any action, suit or other proceeding is brought against the Blockade Indemnified Parties or Proginet Indemnified Parties (a “Claimant”) in respect of which indemnification may be sought from Proginet or Blockade, respectively, pursuant to the provisions of this Section 12 (an “Indemnifying Party”), Claimant shall promptly notify the Indemnifying Party in writing, specifying the nature of the action, suit or other proceeding and the total monetary amount and/or other relief sought thereby. Claimant shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in all reasonable respects in connection with the defense of such action, suit or other proceeding.  The Indemnifying Party may, upon written notice thereof to Claimant, undertake to conduct all proceedings or negotiations in connection therewith, assume the defence thereof and, if it so undertakes, it shall also take all such other required steps or proceedings to settle or defend any such action, suit or other proceeding, including the retaining of counsel reasonably satisfactory to Claimant and the payment of all expenses relating thereto.  However, Claimant shall have the right, at its own expense, to retain separate counsel and participate in the defense thereof. The indemnifying party should not be permitted to settle or compromise any action suit or proceeding under Section 12 without the consent of Claimant.

12.4   Except as expressly set forth in Section 11 hereof, neither party makes, and each party specifically disclaims, any representation, warranty or conditions of any kind, express or implied, statutory or otherwise (including, without limitation, any implied warranties of merchantability quality or fitness for a particular purpose).

12.5   Under no circumstances shall either party be liable to the other party or any other Person for any indirect, special, punitive, consequential or incidental damages of any kind whatsoever (including, without limitation, lost or anticipated revenues or profits) arising from any claim relating directly or indirectly to this Agreement, whether such claim is based on contract or tort or otherwise, even if an authorised Representative is advised of the likelihood or possibility of same.

12.6   In no event shall Blockade be liable to Proginet for any damages or claims in excess of the aggregate amounts paid to Blockade under this Agreement.

13.          TERMINATION DELETED

14.          EFFECT OF TERMINATION DELETED

15.          DELIVERABLES

15.1   Blockade hereby provides to Proginet all the items listed on Schedule 15.1, in addition to other asset transfers as provided for in this Agreement.

15.2   Blockade will, to the best of its abilities make available the historical books and records of Blockade to Proginet upon written requests.  Such requests will be responded to within ten business days of such requests.

16.          SPECIAL CONSIDERATIONS

16.1   The Parties agree to co-operate to:

16.1.1      effectively manage relationships with Customers and Prospects in accordance with the Customer Relation Program attached hereto as Schedule 16.1.1; and

16.1.2      manage existing distributor relationships, including joint conference calls with distributors, and providing copies of all distributor agreements.

17.          MISCELLANEOUS PROVISIONS

17.1   The preamble hereto shall form an integral part hereof.

17.2   This is an Agreement between separate entities and neither of them is the agent or servant of or possesses the power to obligate the other.  This Agreement shall not be construed so as to constitute Proginet and Blockade partners, Representatives or joint venturers or so as to create any other form of legal association which imposes liability upon either party for the acts or omissions of the other party.  Neither party shall have any right, power or authority to enter into any agreement for or on behalf of or incur any obligation or liability of, or to otherwise bind, the other party.

17.3   Failure by either party to take action against the other shall not affect its right to require full performance of this Agreement at any time thereafter.  The waiver by either party of the breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party.

17.4   All rights, remedies and recourses set forth herein for the benefit of either party shall be in addition and without prejudice to all of the rights, remedies and recourses available to such party.

17.5   Should any term, covenant or condition of this Agreement or the application thereof to any Person or circumstance be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

17.6   Any notice, demand or request required or permitted to be given hereunder shall be in writing and shall be deemed effective on the delivery date if delivered (i) personally to the party to whom it is directed, or (ii) by electronic mail (facsimile or e-mail), with electronic confirmation of receipt to the sender;  (b) three (3) Business Days after having been mailed by prepaid, registered or certified mail, return receipt requested, to the addressee as follows:

If to Proginet, to the attention of the President and Chief Executive Officer at the physical address of Proginet set forth at the commencement of this Agreement or via facsimile to 0(516) 535-3601 or by electronic mail to kevink@proginet.com;

With a copy to Moses & Singer LLP  1301 Avenue of the Americas, New York, NY  10019 Attention: James Alterbaum, Esq., or via facsimile to (212) 554-7700; or by electronic mail to JAlterbaum@MOSESSINGER.COM.

If to Blockade, to the attention of the President at the physical address of Blockade set forth at the commencement of this Agreement or via facsimile to (416) 440-1401 or by electronic mail.

With a copy to Blockade’s attorney’s Attention Karyn Bradley Esq. at 416-862-5430 Gowling, Lafleur, Henderson.   Either party may change its physical or electronic address for the purposes of this Agreement by giving written notice thereof to the other party in accordance with this provision.

17.7   This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements (including, without limitation, the Letter of Intent), discussions, negotiations, understandings, representations, warranties and courses of conduct and dealing between the parties relating to the subject matter hereof and.  Neither party shall be bound by any conditions, definitions, representations or warranties with respect to the subject matter hereof other than those contained herein or hereafter set forth in writing duly executed by the parties.  To the extent there is any inconsistency between the provisions of the main body of this Agreement and any schedule or other document annexed or incorporated by reference hereto, the terms of the main body of the Agreement shall govern.

17.8   All monetary amounts stated herein refer to the lawful currency of Canada unless specified differently and all payments (or credits) hereunder shall be made in currency of Canadian Currency.

17.9   The parties agree to perform such acts and execute and deliver such documents as may be necessary or desirable from time to time in order to give full effect to the provisions hereof.

17.10 No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument agreed to in writing by both parties.

17.11 Neither party shall be entitled to assign, transfer or otherwise encumber any of its rights or obligations hereunder without the prior written consent of the other party which consent shall not be unreasonably withheld.  Subject to the foregoing, this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.12 This Agreement may be executed in any number of counterparts and by way of facsimile transmission.  Each executed counterpart shall be deemed to be an original.  All executed counterparts taken together will constitute one agreement.

17.13 This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York (except for conflicts or choice of laws principles) applicable to agreements made and to be performed entirely in that State.

17.14                 In the event that any dispute arises under this Agreement between the parties other than with respect to an action under Section 10.6, the parties first agree to negotiate in good faith for a period of thirty (30) days in an attempt to resolve such dispute.  If such dispute is not resolved within that period, the parties agree to seek arbitration in New York, New York as their sole and exclusive remedy for monetary relief under the rules promulgated by the American Arbitration Association (the “AAA”), as amended from time to time.  Any party to this Agreement may commence an arbitration by the service of a written notice requesting arbitration upon the other affected parties, which notice shall summarize the dispute to be arbitrated.  Any such arbitration shall be held before one (1) arbitrator who shall be mutually selected by both parties. In the event the parties are unable to select an arbitrator within ten (10) days of such written notice requesting arbitration, the arbitrator shall be selected by the AAA in accordance with its then applicable rules.  The non-prevailing party to any such arbitration shall pay all costs and expenses of such arbitration including all reasonable costs and expenses of attorneys and experts incurred by the prevailing party (which shall be the party that obtains substantially all of the relief sought by such party whether by settlement, compromise or rendering of an award).  Any award rendered in any such arbitration proceeding shall be non-appealable, and final and binding upon the parties (and any attempted appeal shall be void and of no effect), and judgment thereon may be entered by any court of competent jurisdiction and application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  The parties each consent to any personal jurisdiction necessary to subject themselves and each of them to such arbitration and such award and such judgment and such order of enforcement.

17.15 To the extent Proginet shall have complied with the provisions of Section 17.14, Proginet shall have the right to set-off against sums otherwise payable by Proginet under this Agreement, the amount of any and all Losses suffered or incurred by any Proginet Indemnified Party for which Blockade shall become liable to Proginet under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first

Herein above mentioned.

PROGINET CORPORATION		BLOCKADE SYSTEMS CORPORATION

By:	Kevin M. Kelly /s/	By:	Joe Mossa /s/

Name:	Kevin M. Kelly	Name:	Joe Mossa

Title:	President & CEO	Title:	CEO

By:		By:

Name:		Name:

Title:		Title: